Exhibit 99.1

LONE MOOSE ADVENTURES ANNOUNCES CLOSING OF ACQUISITION OF SOUTHWEST CASINO AND HOTEL CORP.

Salt Lake City, Utah – July 22, 2004 – Lone Moose Adventures, Inc. (“Lone Moose” or the “Company”) (OTCBB: LMAV) announced that it has closed its acquisition of Southwest Casino and Hotel Corp. (“Southwest”). In the acquisition, Southwest stockholders (including common, preferred, option, warrant and debenture holders), along with holders of certain Demand Notes, became owners of approximately 92.6% of the post-closing outstanding common stock of Lone Moose.

As part of the acquisition, Lone Moose issued approximately 17,511,791 shares of common stock to Southwest shareholders and holders of convertible securities and additionally reserved approximately 1,637,500 shares for issuance upon exercise of outstanding Southwest options and warrants. Lone Moose also has sold its adventure tour business assets to Christopher B. Glover and Michael C. Brown in exchange for assumption and payment of all liabilities of Lone Moose. In connection with the acquisition, Messrs. Glover and Brown also were required to cancel 2,500,000 shares of Lone Moose stock that they owned.

Lone Moose also changed its legal name to Southwest Casino Corporation effective today. The Company has applied to the OTCBB for a new trading symbol, and will announce that information when it becomes available.

The Company will file a more-detailed description of the transaction, its continuing operations and its financial statements in the near future as required under SEC rules.

Southwest Casino and Hotel Corp. develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services in connection with Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest was incorporated in Minnesota in 1992 and its corporate offices are located at 2001 Killebrew Drive, Suite 306, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

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This Press Release may contain forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties.  In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given.  The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Jeffrey S. Halpern
Chairman of the Board
Southwest Casino Corporation
Telephone: 952-853-9990